Exhibit 99.1

Endurance International Group Prices Public Offering of 13,000,000 Shares of Common Stock

BURLINGTON, Mass. (November 21, 2014) — Endurance International Group Holdings, Inc. (NASDAQ:EIGI), a leading provider of cloud-based platform solutions designed to help small and medium-sized businesses succeed online, today announced the pricing of an underwritten public offering of 13,000,000 shares of its common stock at a public offering price of $14.50 per share.

In the offering, Endurance is selling 3,000,000 shares of common stock, with net proceeds to Endurance of approximately $41.3 million, after deducting underwriting discounts and commissions and estimated offering expenses, and certain existing stockholders are selling 10,000,000 shares of common stock. In addition, certain selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 1,950,000 shares of common stock. Endurance will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The offering is expected to close on or about November 26, 2014, subject to customary closing conditions.

Endurance expects to use the net proceeds from the offering for general corporate purposes, which may include the repayment and refinancing of debt, working capital and capital expenditures. In addition, Endurance believes that opportunities may exist from time to time to expand its current business through acquisitions of or investments in complementary companies, businesses, products or technologies. While Endurance has no current agreements, commitments or understandings for any specific acquisitions or investments at this time, Endurance may use a portion of the net proceeds for these purposes.

Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC are acting as lead joint book-running managers. Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC are also acting as book-running managers. Allen & Company LLC, Cowen and Company, LLC, Jefferies LLC, Craig-Hallum Capital Group LLC and Oppenheimer & Co. Inc. are acting as co-managers.

The securities described above are being offered by Endurance pursuant to a Form S-3 registration statement initially filed with the Securities and Exchange Commission (SEC) on November 7, 2014. The registration statement was amended on November 17, 2014 and contained a preliminary prospectus relating to the shares of common stock sold in this offering and was declared effective by the SEC on November 20, 2014. A final prospectus relating to the offering will be filed with the SEC. Copies of the final prospectus may be obtained for free by visiting EDGAR on the SEC website at www.sec.gov or from Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, NY 10282, telephone: 866-471-2526, email: prospectusny@ny.email.gs.com or Credit Suisse Securities (USA) LLC, Attn: Prospectus Department, One Madison Avenue, New York, NY 10010, telephone: (800) 221-1037, email: newyork.prospectus@credit-suisse.com.

This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note on Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts, and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “confident,” “positions,” and variations of such words or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that these plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation, risks set forth under the caption “Risk Factors” in our Quarterly Report on Form 10-Q for the period ended September 30, 2014 filed with the SEC on November 7, 2014 and other reports we file with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Endurance International Group

Endurance International Group (NASDAQ: EIGI) helps small and medium-sized business owners establish, manage and grow their businesses by harnessing the power and promise of the web. As a leading provider of cloud-based platform solutions to help small and medium-sized business owners succeed online, Endurance, through its family of brands – including Bluehost, HostGator, iPage, Domain.com, A Small Orange, and ResellerClub – supports over 3.8 million subscribers and is able to tailor solutions for small businesses at every stage and level of sophistication. Endurance is headquartered in Burlington, Massachusetts, has a presence in Asia and the Americas, and employs over 2,400 people. For more information, visit endurance.com.

Endurance International Group and the compass logo are trademarks of The Endurance International Group, Inc. Other brand names of Endurance International Group are trademarks of The Endurance International Group, Inc. or its subsidiaries.

Investor Contact:

Angela White

Endurance International Group

(781) 852-3450

ir@endurance.com

Press Contact:

Dani LaSalvia

Endurance International Group

(781) 852-3212

press@endurance.com